Exhibit 99.1

Solitron Devices, Inc. Announces Preliminary Second Quarter and First Quarter Results

WEST PALM BEACH, Fla., Sept. 29, 2017 (GLOBE NEWSWIRE) -- Solitron Devices, Inc. (OTCBB:SODI) (“Solitron” or the “Company”) today announced an update on recent financial results and the status of its inventory adjustment.

For the six-month period ended August 31, 2017 (unaudited) (first half of fiscal 2018):

•	Sales were approximately $5.4 million in the first half of fiscal 2018 versus approximately $3.7 million in the first half of fiscal 2017.
•	Bookings were approximately $2.9 million in the first half of fiscal 2018 versus approximately $2.3 million in the first half of fiscal 2017.

For the quarter ended August 31, 2017 (unaudited) (second quarter of fiscal 2018):

•	Sales were approximately $2.4 million in the second quarter of fiscal 2018 versus approximately $1.9 million in the second quarter of fiscal 2017.
•	Bookings were approximately $1.7 million in the second quarter of fiscal 2018 versus approximately $1.8 million in the second quarter of fiscal 2017.
•	Backlog was approximately $5.8 million at the end of the second quarter of fiscal 2018 versus approximately $4.5 million at the end of the second quarter of fiscal 2017.
•	Total cash and securities was approximately $2.8 million at the end of the second quarter of fiscal 2018 versus approximately $3.6 million at the end of the second quarter of fiscal 2017.
•	Accounts receivable was $1.5 million at the end of the second quarter of fiscal 2018 versus approximately $0.9 million at the end of the second quarter of fiscal 2017. The increase was primarily due to increased sales.
•	Current liabilities were approximately $0.7 million at the end of the second quarter of fiscal 2018 versus approximately $1.2 million at the end of the second quarter of fiscal 2017.
•	Quick ratio ((cash + marketable securities + accounts receivable)/current liabilities)) was 5.8 at the end of the second quarter of fiscal 2018 versus 3.6 at the end of the second quarter of fiscal 2017.

For the quarter ended May 31, 2017 (unaudited) (first quarter of fiscal 2018):

•	Sales in the first quarter of fiscal 2018 were approximately $3.0 million versus approximately $1.8 million in the first quarter of fiscal 2017.
•	Bookings in the first quarter of fiscal 2018 were approximately $1.2 million versus approximately $0.5 million in the first quarter of fiscal 2017.
•	Backlog at the end of the first quarter of fiscal 2018 was approximately $6.5 million versus approximately $4.5 million at the end of the first quarter of fiscal 2017.
•	Total cash and securities was approximately $2.5 million at the end of the first quarter of fiscal 2018 versus approximately $7.0 million at the end of the first quarter of fiscal 2017. The decrease was primarily due to the separation agreement with the former CEO which included a severance payment and the repurchase of his shares and options.
•	Accounts receivable at the end of the first quarter of fiscal 2018 was approximately $1.9 million versus approximately $0.8 million at the end of the first quarter of fiscal 2017. The increase was primarily due to increased sales.
•	Current liabilities were approximately $1.0 million at the end of the first quarter of fiscal 2018 versus approximately $1.0 million at the end of the first quarter of fiscal 2017.
•	Quick ratio ((cash + marketable securities + accounts receivable)/current liabilities)) was 4.3 at the end of the first quarter of fiscal 2018 versus 8.1 at the end of the first quarter of fiscal 2017.

Sales levels are driven by backlog and delivery schedules.   For sales to increase on a long-term basis, our backlog must first increase.   Our sales team and product development efforts, led by our VP of Sales Jack Worthen, is working on exciting new opportunities, which we hope will lead to an increased backlog and higher sales.  We continue to see substantial improvement in customer relationships, we expect further improvement in the future, and are working on building new customer relationships.  In particular, we believe we have made great progress with the key customer noted in the 10-Q for the period ended November 30, 2016.

These preliminary, unaudited results for the second quarter and first quarter of fiscal 2018 are based on management's review of operations for those periods and the information available to the Company as of the date of this press release and remain subject to the completion of the Company's review procedures. Final adjustments and other material developments may arise between the date of this press release and the dates the Company files with the Securities and Exchange Commission (“SEC”) its Quarterly Reports on Form 10-Q for the quarters ended May 31, 2017 and August 31, 2017.  BDO USA, LLP has not reviewed or performed any procedures with respect to the accompanying preliminary financial information.

The information presented in this press release should not be considered a substitute for the financial information to be filed with the SEC in the Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, 2017 and August 31, 2017 once it becomes available. The Company has no intention or obligation to update the preliminary estimated unaudited financial results in this release prior to filing its Quarterly Reports on Form 10-Q for the quarters ended May 31, 2017 and August 31, 2017.

Inventory Adjustment

The inventory adjustment is taking longer than the Company expected.  While closing out fiscal 2017 year-end financials, the Company determined it was necessary to amend some of its inventory policies.   Those policy changes require certain accounting procedures and supporting memos which we are in the process of completing with the assistance of an outside accounting firm.  We expect that step to take three to four weeks.  The Company will then focus on completing and filing with the SEC the appropriate periodic filings.  The most notable policy change regards wafer inventory.  Under the old policy, a wafer would only be reserved if none of the wafers in that lot were used in the past three years.  Under the new proposed policy, Solitron will reserve all wafers not directly tied to existing orders.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s preliminary second quarter and first quarter results and changes to the Company’s inventory policies and the Company’s current estimate of time and action steps to complete its inventory adjustment.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) our ability to complete the necessary action steps within the expected timeframe, (2) our ability to restate the financial statements for any applicable periods, if necessary, (3) our ability to properly account for inventory in the future, (4) our ability to protect the Company’s net operating losses and tax benefits, (5) changes in our stock price, corporate or other market conditions; (6) the loss of, or reduction of business from, substantial clients; (7) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (8) changes in government policy or economic conditions; (9) increased competition; (10) the uncertainty of current economic conditions, domestically and globally; and (11) other factors contained in the Company’s Securities and Exchange Commission filings, including its Form 10-K, 10-Q and 8-K reports.

CONTACT:
Tim Eriksen
(561) 848-4311
Corporate @solitrondevices.com